Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1995 Stock Option Plan, the 2006 Stock Option Plan, the Restricted Share Unit Plan, and the 2014 Employee Share Purchase Plan of ATS Corporation (the “Company”) of our report dated May 17, 2023 with respect to the consolidated financial statements of the Company as at and for the years ended March 31, 2023 and 2022 included in its Registration Statement on Form F-10 filed on May 23, 2023, as amended by Amendment No. 1 to Form F-10, filed on May 24, 2023 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Chartered Professional Accountants, Licensed Public Accountants
Toronto, Canada

June 30, 2023